  (11)--STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE





                                                               For the                                For the
                                                         Three Months Ended                      Six Months Ended
                                                               June 30,                               June 30,
                                                     ----------------------------         ------------------------------
                                                       1994               1993               1994                1993
                                                     ---------          ---------         -----------          ---------
Primary
  Average shares outstanding                         2,693,100          2,799,260           2,695,834          2,838,641
                                                     =========          =========         ===========          =========

Net Loss                                             $(284,000)         $(316,000)        $(1,243,000)         $(646,000)
                                                     =========          =========         ===========          =========

Net Loss per share                                   $   (0.11)         $   (0.11)        $     (0.46)         $   (0.23)
                                                     =========          =========         ===========          =========



Common stock options are not included in earnings per share computations since their effect is not significant or is antidilutive.